EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Donald Takaya (415) 896-6820 dsherk@evcgroup.com dtakaya@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Completes Acquisition of U.S. and U.K. Diomed Assets

QUEENSBURY, NY (June 18, 2008) – AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists, nephrologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, announced today that it has completed its acquisition of certain U.S. and U.K assets of Diomed, Inc.  The purchase price for the assets is $11 million subject to adjustment for changes in working capital to be determined subsequent to the closing date.

“With the acquisition of Diomed’s assets, AngioDynamics has substantially strengthened its position in the worldwide market for the treatment of varicose veins,” said Eamonn Hobbs, President and CEO of AngioDynamics.  “The Diomed endovenous laser products, combined with our existing venous product line, provide us with a compelling, comprehensive venous product offering for our customers and their patients. We will immediately begin integrating the Diomed business and expanding our sales organization.  We welcome the Diomed customers and employees to the AngioDynamics family. This acquisition, combined with the recent settlement with VNUS Medical, provides AngioDynamics with valuable licenses to patents for use in endovenous laser therapy.  This enhances our ability to provide physicians with innovative technologies for superior patient care in the high growth market to treat varicose veins,” continued Mr. Hobbs.

Due to the higher than expected management time required to close the Diomed transactions and the VNUS settlement, the Company now plans to provide fiscal 2009 guidance during it’s year end earnings conference call scheduled for July 24.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects,” “reaffirms” "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties.  Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, without limitation, the ability of the Company to integrate the purchased Diomed businesses, the ability of the Company to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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